VALHI REPORTS SECOND QUARTER RESULTS


     DALLAS, TEXAS . . July 23, 1998. Valhi, Inc. (NYSE: VHI) reported income from continuing operations for the first six months of 1998 of $202.6 million, or $1.75 per diluted share, compared to a loss from continuing operations of $20.5 million, or $.18 per diluted share, in the first six months of 1997.
Valhi reported a loss from continuing operations of $2.1 million, or $.02 per diluted share, in the second quarter of 1998 compared to income of $2.6 million, or $.02 per diluted share, in the second quarter of 1997. The loss in the second quarter of 1998 includes an aggregate charge of $32 million ($21 million, or $.18 per diluted share, net of income taxes) related to the previously-reported June 1998 cash payments made by Valhi as part of the settlement of two shareholder derivative lawsuits in which Valhi was a defendant.

     The 1998 results also include (i) a gain related to the January 1998 sale of NL Industries' specialty chemicals business unit ($152 million, or $1.31 per diluted share, net of income taxes and minority interest), (ii) a gain related to the March 1998 initial public offering of shares of CompX International common stock ($44 million, or $.38 per diluted share, net of income taxes) and
(iii) securities transaction gains ($5 million, or $.04 per diluted share, net of income taxes) resulting principally from LYONs exchanges. General corporate expenses in the first quarter of 1997 included a $30 million pre-tax charge ($19.5 million, or $.17 per diluted share, net of income taxes) related to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL.

     NL's chemicals operating income improved due primarily to higher average selling prices and improved production volumes. NL's average selling prices for titanium dioxide pigments ("Ti02") have continued to increase since early 1997, and NL's average TiO2 selling prices in the second quarter of 1998 were 18% higher than the second quarter of 1997 and were 3% higher than the first quarter of this year. Ti02 selling prices at the end of the second quarter of 1998 were 1% higher than the average for the quarter. TiO2 sales volumes in the second quarter of 1998 approximated volumes in the record second quarter of 1997 with higher volumes in Europe offsetting lower volumes in Asia. Year-to-date TiO2 sales volumes in 1998 were 1% higher than the first six months of 1997. NL believes demand for TiO2 will remain healthy in the near-term and expects industry conditions will continue to improve. The Company's results of operations for the first six months of 1997 included net sales of $73.5 million and operating income of $21.5 million related to NL's disposed specialty chemicals business unit (1998 net sales and operating income prior to the sale - $12.7 million and $2.7 million, respectively).

     The Company's component products business, operated by CompX, reported increased sales in 1998 due primarily to higher sales volumes in all three of its major product lines (ergonomic computer support systems, precision ball bearing slides and locking systems). A portion of the increase in net sales resulted from the March 1998 acquisition of a lock competitor. Operating margins in each product line improved in the second quarter of 1998 compared to the second quarter of 1997. Component products operating income in the first quarter of 1998 includes a $3.3 million non-recurring pre-tax charge related to the award of certain shares of CompX common stock in connection with completion of its initial public offering.

     Interest expense declined in 1998 due primarily to a lower level of outstanding indebtedness. Minority interest in after-tax earnings in 1998 relates to NL and CompX. Discontinued operations in 1997 consist of the Company's former building products and fast food operations, and the extraordinary item in 1998 relates to the early extinguishment of certain NL indebtedness.

     As previously-reported, in late June 1998 the Company acquired 2.9 million shares of Tremont Corporation common stock held by the Company's majority stockholder, Contran Corporation, and certain of Contran's subsidiaries. Such shares, along with an additional 129,000 Tremont common shares purchased by Valhi in open market transactions during the first six months of 1998, represents approximately 48% of Tremont's outstanding common stock at June 30, 1998. Valhi accounts for its interest in Tremont by the equity method, and will commence reporting equity in Tremont's earnings beginning in the third quarter of 1998.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic and political conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation and other risks and uncertainties detailed in the Company's SEC filings. Actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.

    Valhi, Inc. is engaged in the titanium dioxide pigments, component products, titanium metals products and waste management industries.

                                   * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                             SUMMARY OF OPERATIONS

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                              JUNE 30,             JUNE 30,

                                          1997       1998       1997       1998


NET SALES
  Chemicals                              $252.7      $241.6    $492.2     $476.9
  Component products                       27.5        39.7      53.3       71.8


                                         $280.2      $281.3    $545.5     $548.7



OPERATING INCOME
  Chemicals                              $ 23.9      $ 42.0    $ 37.4     $ 79.4
  Component products                        6.9         9.1      13.2       13.4


    TOTAL OPERATING INCOME                 30.8        51.1      50.6       92.8

Equity in Waste Control Specialists        (2.8)       (3.6)     (5.5)     (6.8)
Gain on:
  Disposal of business unit                 -           -         -        330.2
  Reduction in interest in CompX            -           -         -         67.9
General corporate items, net:
  Securities transactions                    .1         7.8        .2        7.9
  Interest and dividend income             16.5        17.5      31.1       34.7
  Expenses, net                            (8.2)      (36.3)    (43.1)    (44.1)
Interest expense                          (30.6)      (23.5)    (61.3)    (48.9)
    Income (loss) before income taxes       5.8        13.0     (28.0)     433.7

Provision for income taxes (benefit)        3.2         2.8      (7.5)     184.4
Minority interest in after-tax earnings     -          12.3        -        46.7


    INCOME (LOSS) FROM CONTINUING
     OPERATIONS                             2.6        (2.1)    (20.5)     202.6

Discontinued operations                    19.8         -        35.4        -

Extraordinary item                          (.4)        -         (.4)     (1.3)


    NET INCOME (LOSS)                    $ 22.0      $ (2.1)   $ 14.5     $201.3







                          VALHI, INC. AND SUBSIDIARIES

                       SUMMARY OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)

                    (IN MILLIONS, EXCEPT EARNINGS PER SHARE)

                                        THREE MONTHS ENDED    SIX MONTHS ENDED
                                             JUNE 30,              JUNE 30,

                                         1997       1998       1997       1998


BASIC EARNINGS PER COMMON SHARE
  Continuing operations                 $  .02     $ (.02)     $ (.18)   $ 1.76
  Discontinued operations                  .17        -           .31       -
  Extraordinary item                       -          -           -        (.01)


    NET INCOME (LOSS)                   $  .19     $ (.02)     $  .13    $ 1.75



DILUTED EARNINGS PER COMMON SHARE
  Continuing operations                 $  .02     $ (.02)     $ (.18)   $ 1.75
  Discontinued operations                  .17        -           .31       -
  Extraordinary item                       -          -           -        (.01)


    NET INCOME (LOSS)                   $  .19     $ (.02)     $  .13    $ 1.74



SHARES USED IN CALCULATION OF
 PER SHARE AMOUNTS

  Basic earnings                         115.0      115.0       114.9     115.0

  Diluted earnings                       115.9      115.0       114.9     116.0


